Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Options, Restricted Stock Units and Restricted Shares granted under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan and assumed by Google Inc. of our reports dated January 26, 2012, with respect to the consolidated financial statements and schedule of Google Inc. and the effectiveness of internal control over financial reporting of Google Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 24, 2012